UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

Helix Energy Solutions Group, Inc.
 (Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 North Sam Houston Parkway East, Suite 400 Houston, Texas	77060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 281-618-0400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Helix Energy Solutions Group, Inc. (“Helix”) determined the base salaries, and granted awards of restricted stock under our 2005 Long Term Incentive Plan, for each of the executive officers of Helix. The following table sets forth the base salary for each executive officer listed in the “Summary Compensation Table” in Helix’s proxy statement for its 2007 annual meeting of stockholders who will continue to be employed by Helix during calendar 2008 and the number of shares of restricted stock awarded to each such executive officer:

		Shares of
Name and Title	Base Salary (1)	Restricted Stock (2)

Owen Kratz, Executive Chairman	$700,000	$3,000,000
Martin R. Ferron, Chief Executive Officer and President	$700,000	$3,000,000
Bart H. Heijermans, Executive Vice President and Chief Operating Officer	$450,000	$2,000,000
A. Wade Pursell, Executive Vice President and Chief Financial Officer	$365,000	$1,300,000
Lloyd A. Hajdik, Vice President – Corporate Controller and Chief Accounting Officer	$250,000	$400,000

(1)	Base salary will be effective as of January 1, 2008.

(2)
The number set forth above represents the value of the shares of restricted stock on the last trading day prior to their issuance. Shares of restricted stock will be issued on January 2, 2008 based upon the closing price of Helix’s common stock on December 31, 2007. The restricted stock will vest 20% per year for a five-year period beginning on January 3, 2009 or upon such other events described in the restricted stock award.

Information related to the other elements of total compensation for these executive officers will be disclosed in Helix’s 2008 Proxy Statement to the extent required by the rules related to proxy statements and the disclosure of executive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2007

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ A. WADE PURSELL

A. Wade Pursell
Executive Vice President and Chief Financial Officer